Exhibit 10.3

OvaScience, Inc.

July 2, 2013

PERSONAL AND CONFIDENTIAL

Scott Chappel

125 Canton Ave.

Milton, MA  02186

RE: Separation Agreement

Dear Scott:

The purpose of this letter agreement (the “Agreement”) is to set forth the terms regarding your separation of employment from OvaScience, Inc. (the “Company”).  As more fully set forth below, the Company desires to provide you with separation benefits in exchange for certain agreements by you.  This Agreement shall become effective on the eighth (8th) day following your acceptance of it (the “Effective Date”) as described below.

1.                                      Separation Date.  You acknowledge that your employment with the Company shall terminate effective on July 31, 2013 (the “Separation Date”).  You acknowledge that from and after the Separation Date, you shall not have any authority and shall not represent yourself as an employee or agent of the Company.  The Company will provide you with all wages owed through the Separation Date, including accrued but unused vacation time.  The Company further agrees to pay all normal and reasonable business expenses that you have incurred or will incur in the ordinary course through the Separation Date.  Receipts for any outstanding business expenses shall be submitted within 10 days of the date hereof.

2.                                      Consideration.  In exchange for the mutual covenants set forth in this Agreement, the Company agrees to provide you with the following:

(a)                                 Subject to the further provisions of this Section 2(a) regarding mitigation, continued payment, for a period of four (4) months, of your gross monthly base salary of $29,166.66, less all applicable federal, state, local and other legally required or authorized deductions (the “Separation Pay”); provided that, you acknowledge and agree that the maximum, gross amount of Separation Pay that you shall be eligible to receive under the terms of this Agreement is $116,666.64.  Notwithstanding the foregoing, the first installment of the Separation Pay shall be paid on the Company’s first payroll date following the Separation Date and shall continue to be paid in accordance with the Company’s normal payroll practices until the date that is the earlier of (a) four (4) months from the Separation Date, and (b) the date on which you accept full-time employment with a new employer, and you agree to notify the Company immediately upon your acceptance of such employment.  If you fail to notify the Company of your acceptance of employment during the period of time when you are eligible to receive the Separation Pay, then the Company shall immediately cease providing you with any further Separation Pay on the date that it learns of your new employment, and you shall be obligated to return to the Company the amount of Separation Pay that was provided to you after the date that you accepted employment with a new employer.

(b)                                 By law, and regardless of whether you sign this Agreement, you will have the right to continue your medical and dental insurance pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).  The COBRA qualifying event shall be deemed to have occurred on the Separation Date. Upon completion of the appropriate COBRA forms and your execution of this Agreement, and subject to all the requirements of COBRA, you will be allowed to continue participation in the Company’s health and dental insurance plans at the Company’s expense (except for your co-pay or your portion of premium payments, if any, which shall be deducted from your Separation Pay to the same extent that such deductions are made for persons currently employed by the Company), until November 30, 2013 (the “Separation Benefits”).  All other benefits shall cease as of the Separation Date.  Notwithstanding any other provision of this Agreement, this obligation shall cease on the date you become eligible to receive health insurance benefits through any other employer, and you agree to provide the Company with written notice immediately upon securing such employment and upon becoming eligible for such benefits.

3.                                      Equity.

(a)                                 Pursuant to the terms of your Incentive Stock Option Agreement dated September 29, 2011, as amended September 25, 2012 and as hereinafter amended (the “Option Agreement”) and the terms of the Company’s 2011 Stock Incentive Plan (the “Plan”), you were granted an option (the “Option”) to purchase 262,975(1) shares of the Company’s Common Stock (the “Shares”).  As of the Separation Date, 131,488 Shares subject to the Option have vested (the “Vested Shares”) and the remaining 131,487 Shares subject to the Option are unvested (the “Unvested Shares”).  You acknowledge and agree that, upon the Effective Date, 65,743 of the Unvested Shares subject to the Option shall be terminated and you shall have no right(s) to exercise the Option with respect to any portion of such Unvested Shares.

(b)                                 Provided that you execute the Consultation and Scientific Advisory Board Agreement attached hereto as Exhibit A on or prior to the Separation Date (the “Consulting Agreement”), and while you remain a consultant to and member of the Scientific Advisory Board of the Company, you shall continue to vest in 65,744 of the Unvested Shares pursuant to the vesting schedule set forth in the Option Agreement.(2)  The Option shall terminate with respect to any portion of such Unvested Shares that remain unvested as of the date that the Consulting Agreement is terminated in accordance with its terms, and you shall have no right(s) to exercise the Option with respect to any portion of such Unvested Shares following the date that the Consulting Agreement is terminated.  You acknowledge and agree that the Option (a) shall automatically convert and be deemed a Non-Qualified Option as of the date that is three months from the Separation Date, (b) shall continue on the same terms and conditions (except as otherwise set forth herein) until the date that the Consulting Agreement is terminated, and (c) the

(1)                                 You acknowledge and agree that you were originally granted an option to purchase 532,000 shares of the Company’s Common Stock, but that the Company’s Common Stock was subject to a reverse stock split on March 28, 2012, resulting in a reduction of the number of shares subject to the Option.

(2)                                 The vesting schedule is as follows: 16,436 Shares subject to the Option shall vest on each of October 21, 2013, January 21, 2014, April 21, 2014 and July 21, 2014.

Vested Shares and any additional Shares that become vested pursuant to this paragraph (the “Additional Vested Shares”) shall terminate in accordance with the Plan and Section 3 of the Option Agreement.

(c)                                  You acknowledge and agree that if you breach any term of this Agreement or the terms of the “Non-Competition Agreement” (as defined below), the Non-Disclosure Agreement (as defined below) or Section 9 or 10 of the Consulting Agreement, then all Vested Shares subject to the Option (to the extent that they have not been exercised) shall be immediately terminated and forfeited to the Company in accordance with the terms of Section 3(c) of the Option Agreement and the Plan.

(d)                                 Except for your ability to exercise the Vested Shares and any Additional Vested Shares in accordance with the Option Agreement and the Plan, you represent and agree that (1) you do not own any other common stock, stock options, or other equity interest in the Company, (2) you have no right to acquire any further stock options, common stock, equity or other interest in the Company, and (3) other than as set forth in Section 3(b), you shall not have any right to vest in the Option, or any additional stock or stock options under any Company equity, stock and/or stock option plan or program (of whatever name or kind) that you may have participated in or were eligible to participate in during your employment with the Company.

(e)                                  As additional consideration for your covenants and agreements hereunder, the Company agrees to amend the terms of the Option Agreement as follows:  Section 4 (“Company Right of First Refusal”), Section 5 (“Agreement in Connection with Initial Public Offering) and sub-section (b) of Section 7 (“Transfer Restrictions”) of the Option Agreement are hereby deleted in their entirety.  To the extent not expressly amended hereby, the Option Agreement remains in full force and effect according to its terms, and the Option is and shall remain subject to the terms of the Option Agreement and the Plan.

(f)                                   You and the Company further acknowledge and agree that the Lock-Up Agreement between you and the Company dated May 17, 2012 (the “Lock-Up Agreement”) remains in full force and effect according to its terms.  Further, you agree, beginning immediately upon the expiration of the Lock-Up Agreement (the “Initial Expiration Time”), not to, without the consent of the Company, (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Shares or any other securities of the Company or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of Shares or other securities of the Company, whether any transaction described in clause (i) or (ii) (in each case, a “Sale”) is to be settled by delivery of securities, in cash or otherwise, during the period beginning at the Initial Expiration Time and ending on October 31, 2014; provided however that you shall be permitted to effect a Sale of up to 35,000 Shares (A) from the Initial Expiration Time through the end of February 2014 and (B) in each of the following eight months.  Subject to the last sentence of this Section 3(f), the foregoing sentence shall not apply to a transfer of securities made for bona fide estate planning purposes, either during the undersigned’s lifetime or on death by will or intestacy to his or her family members or any other person approved by the Board of Directors of the Company, or any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by, the undersigned or any such family members, provided in all cases referred to in this sentence that no consideration is actually paid for such transfer.  In the event of any permitted transfer of securities by you (or permitted donees, distributes or transferees) pursuant to any lock-up exception for bona fide estate planning purposes, each donee, distributee or transferee shall execute and deliver to the Company a lock-up letter assuming the same lock-up obligations.

(g) All references in this Agreement to Shares are subject to appropriate adjustments for stock splits, stock dividends, reverse stock splits, and similar recapitalizations following the Effective Date.

4.                                      No Amounts Owing.  You acknowledge and agree that the Separation Pay and Separation Benefits provided for in this Agreement are not otherwise due or owing to you under any Company employment agreement (oral or written) or Company policy or practice, and that the Separation Pay and Separation Benefits to be provided to you are not intended to, and shall not constitute, a severance plan, and shall confer no benefit on anyone other than the parties hereto.  You further acknowledge and agree that, except for the specific financial consideration set forth in this Agreement and wages due and owing through the Separation Date, you have been paid and provided all wages, commissions, bonuses, vacation pay, holiday pay and any other form of compensation that may be due to you now or which would have become due in the future in connection with your employment with or separation of employment from Company.

5.                                      Cooperation.  You agree that both during and at any time after your employment, you shall cooperate fully with the Company in connection with any matter or event relating to your employment or events that occurred during your employment, including, without limitation, in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Company, including any claims or actions against its affiliates and its and their officers and employees.  Your cooperation in connection with such matters, actions and claims shall include, without limitation, being available, upon reasonable notice to meet with the Company regarding matters in which you have been involved, and any contract matters or audits; to prepare for, attend and participate in any proceeding (including, without limitation, depositions, consultation, discovery or trial); to provide affidavits; to assist with any audit, inspection, proceeding or other inquiry; and to act as a witness in connection with any litigation or other legal proceeding affecting the Company.  You further agree that should you be contacted (directly or indirectly) by any person or entity (for example, by any party representing an individual or entity) adverse to the Company, you shall promptly notify Chris Lindblom at the Company.  Chris can be reached at (617) 299-7342.  You also agree to execute the Consulting Agreement attached hereto as Exhibit A.

6.                                      Confidentiality; Non-Disparagement; Related Covenants.  You hereby acknowledge and agree:

(a)                                 that, by no later than the Separation Date, you shall return to the Company all Company documents  and property (and any copies, duplicates, or replicas thereof), and that you will abide by any and all common law and/or statutory obligations relating to protection and non-

disclosure of the Company’s trade secrets and/or confidential and proprietary documents and information;

(b)                                 that, in the event that you receive an order, subpoena, request, or demand for disclosure of the Company’s trade secrets and/or confidential and proprietary documents and information from any court or governmental agency, or from a party to any litigation or administrative proceeding, you shall as soon as reasonably possible and prior to disclosure notify the Company of same, in order to provide the Company with the opportunity to assert its respective interests in addressing or opposing such order, subpoena, request, or demand;

(c)                                  that all information relating in any way to the negotiation of this Agreement, including the terms and amount of financial consideration provided for in this Agreement, shall be held confidential by you and shall not be publicized or disclosed to any person (other than an immediate family member, legal counsel or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), business entity or government agency (except as mandated by state or federal law);

(d)                                 that (i) you are bound by certain post-employment restrictive covenants  and other obligations pursuant to the Non-Competition and Non-Solicitation Agreement between you and the Company (the “Non-Competition  Agreement”) and the terms of the Invention and Non-Disclosure Agreement between you and the Company (the “Non-Disclosure Agreement”), (ii) you shall honor and abide by the terms of the Non-Competition Agreement, and the Non-Disclosure Agreement, which shall survive the termination of your employment with the Company, and (iii) you will abide by any and all common law and/or statutory obligations relating to protection and non-disclosure of the Company’s trade secrets and/or confidential and proprietary documents and information;

(e)                                  that you will not make any statements that are disparaging about, or adverse to, the interests or business of the Company (including its officers, directors, employees, and direct or indirect shareholders) including, without limitation, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of the Company (including its officers, directors, employees, and direct or indirect shareholders); and

(f)                                   that the breach of any of the foregoing covenants or Sections 9 or 10 of the Consulting Agreement by you shall constitute a material breach of this Agreement and shall relieve the Company of any further obligations hereunder and, in addition to any other legal or equitable remedy available to the Company, shall entitle the Company to recover the Separation Pay and Separation Benefits previously provided to you.

7.                                      Release of Claims.  You hereby agree that by signing this Agreement and accepting the Separation Pay, Separation Benefits and other good and valuable consideration provided for in this Agreement, you are waiving and releasing your right to assert any form of legal claim against the Company(3) whatsoever for any alleged action, inaction or circumstance existing or

(3)                                 For the purposes of this Section 7, the parties agree that the term “Company” shall include OvaScience, Inc., its divisions, affiliates, parents and subsidiaries, and any of its and their respective officers, directors, shareholders, employees, consultants, contractors, attorneys, agents and assigns.

arising from the beginning of time through the Effective Date.  Your waiver and release herein is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as “Claims”) against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys fees and any other costs) against the Company, for any alleged action, inaction or circumstance existing or arising through the Effective Date.

Without limiting the foregoing general waiver and release, you specifically waive and release the Company from any Claim arising from or related to your employment relationship with the Company or the termination thereof, including, without limitation:

•                  Claims under any state or federal statute, regulation or executive order  (as amended through the Effective Date) relating to employment,  discrimination, fair employment practices, or other terms and conditions of employment, including but not limited to the Age Discrimination in Employment Act and Older Workers Benefit Protection Act (29 U.S.C. § 621 et seq.), the Civil Rights Acts of 1866 and 1871 and Title VII of the Civil Rights Act of 1964 and the Civil Rights Act of 1991 (42 U.S.C. § 2000e et seq.), the Equal Pay Act (29 U.S.C. § 201 et seq.), the Americans With Disabilities Act (42 U.S.C. § 12101 et seq.), the Massachusetts Fair Employment Practices Statute (M.G.L. c. 151B § 1 et seq.), the Massachusetts Equal Rights Act (M.G.L. c. 93 §102), the Massachusetts Civil Rights Act (M.G.L. c. 12 §§ 11H & 11I), the Massachusetts Privacy Statute (M.G.L. c. 214 § 1B), the Massachusetts Sexual Harassment Statute (M.G.L. c. 214 § 1C), and any similar Massachusetts or other state or federal statute.

•                  Claims under any Massachusetts (or any other state) or federal statute, regulation or executive order (as amended through the Effective Date) relating to leaves of absence, layoffs or reductions-in-force, wages, hours, or other terms and conditions of employment, including but not limited to the National Labor Relations Act (29 U.S.C. § 151 et seq.), the Family and Medical Leave Act (29 U.S.C. §2601 et seq.), the Employee Retirement Income Security Act of 1974 (29 U.S.C. § 1000 et seq.), COBRA (29 U.S.C. § 1161 et seq.), the Worker Adjustment and Retraining Notification Act (29 U.S.C. § 2101 et seq.) the Massachusetts Wage Act (M.G.L. c. 149 § 148 et. seq.), the Massachusetts Minimum Fair Wages Act (M.G.L. c. 151 § 1 et. seq.), the Massachusetts Equal Pay Act (M.G.L. c. 149 § 105A), and any similar Massachusetts or other state or federal statute.  Please note that this section specifically includes a waiver and release of Claims that you have or may have regarding payments or amounts covered by the Massachusetts Wage Act or the Massachusetts Minimum Fair Wages Act (including, for instance, hourly wages, salary, overtime, minimum wages, commissions, vacation pay, holiday pay, sick leave pay, dismissal pay, bonus pay or severance pay), as well as Claims for retaliation under the Massachusetts Wage Act or the Massachusetts Minimum Fair Wages Act.

•                  Claims under any state or federal common law theory, including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence or any claim to attorneys’ fees under any applicable statute or common law theory of recovery.

•                  Claims under any state or federal statute, regulation or executive order (as amended through the Effective Date) relating to whistleblower protections, violation of public policy, or any other form of retaliation or wrongful termination, including but not limited to the Sarbanes-Oxley Act of 2002 and any similar Massachusetts or other state or federal statute.

•                  Claims under any Company compensation, benefit, stock option, incentive compensation, bonus, restricted stock, and/or equity plan, program, policy, practice or agreement, including, without limitation the Option Agreement, the Plan, and the employment letter agreement between you and the Company dated July 2011 (the “Employment Agreement”).

•                  Any other Claim arising under any other state or federal law.

You explicitly acknowledge that because you are over forty (40) years of age, you have specific rights under the ADEA, which prohibits discrimination on the basis of age, and that the releases set forth in this Section 7 are intended to release any right that you may have to file a claim against the Company alleging discrimination on the basis of age.

Notwithstanding the foregoing, this Section 7 does not:

•                                        release the Company from any obligation expressly set forth in this Agreement or from any obligation, including without limitation obligations under the Workers Compensation laws, which as a matter of law cannot be released;

•                                        prohibit you from filing a charge with the Equal Employment Opportunity Commission (“EEOC”);

•                                        prohibit you from participating in an investigation or proceeding by the EEOC or any comparable state or local agency;

•                                        release or waive any claims that may arise after the Separation Date; or

•                                        prohibit you from challenging or seeking a determination in good faith of the validity of this release or waiver under the ADEA and does not impose any condition precedent, penalty, or costs for doing so unless specifically authorized by federal law.

Your waiver and release, however, are intended to be a complete bar to any recovery or personal benefit by or to you with respect to any claim whatsoever, including those raised through a charge with the EEOC, except those which, as a matter of law, cannot be released.

You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the Separation Pay and Separation Benefits being provided to you under the terms of this Agreement.  You further agree that should you breach this Section 7, the Company, in addition to any other legal or equitable remedy available to the Company, shall be entitled to recover the Separation Pay and cost of Separation Benefits provided to you pursuant to Section 2 of this Agreement.

8.                                      ADEA Review and Revocation Period.  It is the Company’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement.  To that end, you have been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement.  The Company also is providing you with twenty-one (21) days in which to consider and accept the terms of this Agreement (the “Review Period”) by signing below and returning it to Ileen Winick, Human Resources, OvaScience, Inc., 215 First Street, Cambridge, MA  02142.  You agree that any modifications, material or otherwise, made to this Agreement do not and will not restart or affect in any manner whatsoever, the original twenty-one day Review Period.  In addition, you may rescind your assent to this Agreement within seven (7) days after you sign it (the “Revocation Period”).  To do so, you must deliver a notice of rescission to Ileen.  To be effective, such rescission must be hand delivered or postmarked within the Revocation Period and sent by certified mail, return receipt requested, to Ileen at the address above.

9.                                      Voluntary Agreement.  By executing this Agreement, you are acknowledging that you have been afforded sufficient time to understand the terms and effects of this Agreement, that your agreements and obligations hereunder are made voluntarily, knowingly and without duress, and that neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

10.                               Entire Agreement; Modifications; Choice of Law And Venue; Jury Waiver.   You acknowledge and agree that with the exception of the Non-Competition Agreement, Non-Disclosure Agreement, Option Agreement (as amended), Lock-Up Agreement and Consulting Agreement, which all shall remain in full force and effect according to their terms, this Agreement supersedes any and all prior oral and/or written agreements and sets forth the entire agreement between you and Company.  For the avoidance of doubt, you specifically acknowledge and agree that this Agreement supersedes the Employment Agreement, which is hereby terminated and no longer of any force or effect.  No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto.  This Agreement shall take effect as an instrument under seal and shall be governed by and construed in accordance with the laws of Massachusetts, without giving effect to conflict of law principles.  You agree that any action, demand, claim or counterclaim relating to the terms and provisions of this Agreement, or to its formation or breach, shall be commenced in the Commonwealth of Massachusetts in a court of competent jurisdiction, and you further acknowledge that venue for such actions shall lie exclusively in Massachusetts and that material witnesses and documents would be located in Massachusetts.  Both parties hereby waive and renounce in advance any right to a trial by jury in connection with such legal action.

11.                               Severability.  The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full; provided that, if any provision of Section 7 of this Agreement is or are held unenforceable by any court of law, and you proceed with any Claim (within the scope of Section 7 above) against the Company (including the Company’s divisions, affiliates, parents and subsidiaries, and its and their respective officers, directors, employees, attorneys, agents and assigns) then you agree to return all money paid to you under Section 2 hereof, and the Company shall be relieved from any further obligation to provide you with any further Separation Pay, Separation Benefits or any other form of consideration or compensation described in this Agreement.

This Agreement may be signed on one or more copies, each of which when signed will be deemed to be an original, and all of which together will constitute one and the same Agreement.

[Signature Page Follows]

If the foregoing correctly sets forth our understanding, please sign, date and return the enclosed copy of this Agreement to me within twenty-one (21) days of the date of this letter.

Very truly yours,

OvaScience, Inc.

By:
Its:

Confirmed and Agreed:

Scott Chappel

Dated:

EXHIBIT A

CONSULTATION AND SCIENTIFIC ADVISORY BOARD AGREEMENT

CONSULTATION AND SCIENTIFIC ADVISORY BOARD AGREEMENT

THIS CONSULTATION AND SCIENTIFIC ADVISORY BOARD AGREEMENT (the “Agreement”), dated as of July 31, 2013 (the “Effective Date”), is made between OvaScience, Inc., a Delaware corporation, and its successors, subsidiaries and affiliates (collectively, the “Company”), and Scott Chappel (“Consultant”).

WITNESSETH

WHEREAS, Consultant is the former Chief Scientific Officer of the Company;

WHEREAS, the Company desires to have the benefit of Consultant’s knowledge and experience in the commercial and scientific development of the Company’s technology base, and Consultant desires to provide consulting services to the Company, all as hereinafter provided in this Agreement;

WHEREAS, the Company further desires to have Consultant serve as a member of the Company’s Scientific Advisory Board (the “SAB”), and Consultant desires to serve as a member of the SAB; and

NOW THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, effective as of the Effective Date, the Company and Consultant hereby agree as follows:

1.                                      Consultant and SAB Member.  The Company hereby retains Consultant as a consultant and as a member of the SAB, and Consultant agrees to serve the Company as a consultant and a member of the SAB upon the terms and conditions hereinafter set forth.  Notwithstanding anything in the foregoing to the contrary, the Company may remove Consultant from the SAB at any time immediately upon written notice to Consultant.

2.                                      Term.  Subject to the terms and conditions hereinafter set forth, the term of Consultant’s consulting arrangement and service on the SAB hereunder (hereinafter referred to as the “Consultation Period”) shall commence on the Effective Date, and shall terminate on July 31, 2014; provided, however, that the Company or Consultant may at any time prior thereto, upon thirty (30) days’ notice to the other party (in the manner hereinafter provided), terminate this Agreement.

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3.                                      Consultation and SAB Duties.

3.1.                            During the Consultation Period, Consultant shall (i) consult with and advise the Company or the Company’s designee(s) in his field of expertise and knowledge on matters related to the business, products and technologies of the Company and (ii) provide such additional consulting and advisory services as Consultant and the Company may agree to from time to time.  The Company shall give Consultant reasonable advance notice of any consulting services required of him hereunder.

3.2.                            All services hereunder to be performed by Consultant for the Company shall be under the general supervision of the Company and shall be provided at such times and places as the Company may from time to time reasonably request; provided that, Consultant shall spend, on average, no more than fifteen (15) business days per calendar quarter in performing services for the Company.

3.3.                            Consultant shall devote his best efforts and ability to the performance of his consulting services and shall perform and deliver such services in a professional and workmanlike manner.  All consulting services performed by Consultant for the Company shall be at times reasonably convenient to Consultant.

4.                                      Compensation and Equity Treatment.

4.1.                            Consulting Services and SAB Meetings.  The Company shall pay to Consultant a fee of $3,000.00 per calendar quarter during the term of this Agreement (pro-rated accordingly for any portion thereof) for the consulting services set forth in Section 3.2 above.  The Company shall pay such fee to Consultant within thirty (30) days after the end of each calendar quarter.

4.2.                            Reimbursement of Expenses.  The Company shall reimburse Consultant for all reasonable expenses incurred or paid by Consultant in connection with or related to the performance of his consulting services pursuant to this Agreement (the “Expenses”), provided, however, that no single Expense or series of related Expenses greater than $500.00 shall be reimbursed by the Company unless approved by the Company in advance.  Consultant shall submit to the Company, in a form satisfactory to the Company, itemized monthly statements of Expenses incurred by Consultant in the previous month.  The Company shall reimburse Consultant for such Expenses within thirty (30) days after receipt of the monthly statement.

4.3.                            Benefits.  Consultant shall not be entitled to any benefits, coverage or privileges, including, without limitation, social security, unemployment, medical or pension payments, made available to employees of the Company, except as provided in the Separation Agreement dated July 2, 2013.

5.                                      Termination.  Each party may, without prejudice to any right or remedy he or it may have due to any failure of the other party to perform his or its obligations under this Agreement, terminate the Consultation Period upon thirty (30) days’ prior written notice to

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the other party.  The Consultation Period shall also terminate automatically upon the death or disability of Consultant.  In the event of any such termination, Consultant shall be entitled to payment for services performed and Expenses paid or incurred prior to the effective date of termination, subject to the limitation on reimbursement of Expenses set forth in Section 4.2.  Notwithstanding the foregoing, the Company may terminate the Consultation Period, effective immediately upon notice to Consultant, if Consultant breaches or threatens to breach any provision of the Non-Competition and Non-Solicitation Agreement (the “Non-Competition  Agreement”) and/or the Invention and Non-Disclosure Agreement (the “Non-Disclosure Agreement”) that the Consultant executed as in connection with his previous employment with the Company.  The following provisions and agreements shall survive expiration or termination of this Agreement:  Articles 7, 9, 10, 16 and 18, and the Non-Competition Agreement and the Non-Disclosure Agreement.  Upon any termination of the Consultation Period, Consultant shall be deemed to have resigned, effective as of the date of such termination, from all positions held by Consultant with the Company, including, without limitation, as a member of the SAB.

6.                                      Cooperation.  The Company shall provide such access to its information and property as may be reasonably required in order to permit Consultant to perform his obligations hereunder.  Consultant shall cooperate with the Company’s personnel, shall not interfere with the conduct of the Company’s business and shall observe all policies, procedures, rules, regulations and security requirements of the Company concerning the safety of persons and property or otherwise applicable to Consultant.

7.                                      Restrictive Covenants.  The Consultant acknowledges and agrees that he previously executed the Non-Competition Agreement and Non-Disclosure Agreement both of which contain valid and enforceable restrictive covenants governing the Consultant’s activities both during his affiliation with the Company (as both an employee and as a consultant) and after his affiliation with the Company ultimately terminates.

8.                                      Independent Contractor Status.  Consultant shall perform all services under this Agreement as an independent contractor and not as an employee or agent of the Company.  Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company, or to bind the Company in any manner.

9.                                      Inventions and Proprietary Information.

9.1.                            Inventions.

9.1.1.                  All inventions, discoveries, computer programs, data, technology, designs, innovations and improvements (whether or not patentable or copyrightable) related to the business of the Company which are made, conceived, reduced to practice, created, written, designed or developed by Consultant, solely or jointly with others, whether during normal business hours or otherwise, (a) during the Consultation Period and in the direct performance of services under this Agreement or (b) during the Consultation Period and derived from or using Proprietary Information of the Company (as hereinafter

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defined in subsection 9.2.2) (“Inventions”), shall be the sole property of the Company.  Consultant hereby assigns to the Company all Inventions and any patents, copyrights, trademarks, trade names and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere, and appoints any officer of the Company as his duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority.  Upon the request of the Company and at the Company’s expense, Consultant shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Inventions to the Company and to assist the Company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention. Consultant also hereby waives all claims to moral rights in any Inventions.

9.1.2.                  Consultant shall promptly disclose to the Company all Inventions and will maintain adequate and current written records (in the form of notes, sketches, drawings and as may reasonably be specified by the Company) to document the conception and/or first actual reduction to practice of any Invention.  Such written records shall be available to and remain the sole property of the Company at all times.

9.2.                            Proprietary Information.

9.2.1.                  Consultant acknowledges that his relationship with the Company is one of high trust and confidence and that in the course of providing services to the Company, including while serving on the SAB, he will have access to and contact with Proprietary Information (as hereinafter defined in subsection 9.2.2).  Consultant agrees that he will not, during the Consultation Period or at any other time thereafter, disclose to others, or use for his benefit or the benefit of others, any Proprietary Information or Invention.

9.2.2.                  For purposes of this Agreement, “Proprietary Information” shall mean all information (whether or not patentable or copyrightable) owned, possessed or used by the Company, including, without limitation, any Invention not subject to Section 9.1.1 above, formula, structure or other information pertaining to a reagent or chemical compound, vendor information, customer information, drawing or other information pertaining to an apparatus or equipment, trade secret, process, research, report, technical data, know-how, computer program, software, software documentation, hardware design, technology, marketing or business plan, forecast, unpublished financial statement, budget, license and price, cost or employee list that is communicated to, learned of, developed or otherwise acquired by Consultant while performing services for or on behalf of the Company under this Agreement.

9.2.3.                  Consultant’s obligations under this Section 9.2 shall not apply to any information that: (i) is generally known to the public at the time of disclosure or becomes generally known to the public under circumstances involving no breach by Consultant or others of the terms of this Section 9.2; (ii) is approved for release by written authorization of the Board of Directors of the Company; or (iii) is required to be disclosed by Consultant to comply with applicable laws or governmental regulations; provided that Consultant provides prior written notice of such disclosure to the Company and takes all

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reasonable and lawful actions to avoid and/or minimize the extent of such disclosure, including without limitation cooperating fully with the efforts of the Company to avoid and/or minimize such disclosure.

9.2.4.                  Upon expiration or termination of this Agreement, or any other time upon request by the Company, Consultant shall promptly deliver to the Company all records, files, memoranda, notes, designs, data, reports, price lists, customer lists, drawings, plans, computer programs, software, software documentation, sketches, laboratory and research notebooks and other documents (and all copies or reproductions of such materials) containing Proprietary Information or otherwise relating to the business of the Company.

9.2.5.                  Consultant represents and warrants that his retention as a consultant with the Company and his performance pursuant to and in accordance with this Agreement does not, and will not, breach any agreement that obligates him to keep in confidence any trade secrets or confidential proprietary information of his or of any other party, or to refrain from competing, directly or indirectly, with the business of any other party.  Consultant shall not disclose to the Company any trade secrets or confidential or proprietary information of any other party.

9.2.6.                  Consultant acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, that impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work.  Consultant agrees to be bound by all such obligations and restrictions that are known to him, and to take all action necessary to discharge the obligations of the Company under such agreements; provided, however, that nothing in this Section 9.2.6 shall supersede or alter in any way the provisions of Section 9.1.1.

9.3.                            Remedies.  Consultant acknowledges that any breach of the provisions of this Article 9 or Article 10 will result in serious and irreparable injury to the Company for which the Company cannot be adequately compensated by monetary damages alone.  Consultant agrees, therefore, that, in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of this Agreement by Consultant and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages.

10.                               No Conflict of Interest; Noncompetition; Nonsolicitation.

10.1.                     Consultant represents and warrants to the Company that, as of the Effective Date, he is not a party to any agreement or arrangement which would constitute a conflict of interest or that would conflict with the terms of this Agreement, or would prevent him from carrying out his obligations to the Company under this Agreement.  During the Consultation Period, Consultant shall first notify the Company and obtain the written consent of the Company prior to entering into such an agreement or incurring such an obligation.  If Consultant fails to notify the Company of such an agreement or obligation within thirty (30) days of the occurrence thereof, the Company shall have the right to terminate this Agreement

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immediately pursuant to Section 5.

10.2.                     Consultant understands the confidential nature of the Proprietary Information he will acquire or develop in performing services under this Agreement, including while serving on the SAB.  Consultant acknowledges that if such Proprietary Information were revealed to competitors of the Company, then such disclosure could cause substantial damage to the Company.  Therefore, for the duration of the Consultation Period, Consultant shall not engage in any activities that would directly compete with the Company, including without limitation becoming employed by, serving as a consultant to, serving as a member of a scientific advisory board for (or other board, committee or organization), serving as a member of a steering committee or research committee for, or acting in any manner on behalf of any other for-profit enterprise that conducts or intends to conduct activities directly competitive with those of the Company, without first obtaining the written consent of the Company.  The Company agrees not to unreasonably withhold or delay its consent to activities by Consultant in areas with respect to which the Company either has no business or does not intend to develop business.

10.3.                     Consultant further agrees that for the duration of the Consultation Period, Consultant shall not, either alone or in association with others, (i) solicit, or permit any organization directly or indirectly controlled by Consultant to solicit, any employee of the Company to leave the employ of the Company, or (ii) solicit for employment, hire or engage as an independent contractor, or permit any organization directly or indirectly controlled by Consultant to solicit for employment, hire or engage as an independent contractor, any person who was employed by the Company at any time during the term of the Consultation Period; provided that this Section 10.3 shall not apply to any individual whose employment with the Company has been terminated for a period of six months or longer.

10.4.                     Attached as Exhibit A hereto is a complete list of Consultant’s existing consulting or other relationships with commercial entities, and Consultant represents and warrants Exhibit A is a complete and accurate list of such existing obligations and that none of them involve activities competitive with or which conflict with the terms of this Agreement and/or the services to be provided hereunder.

11.                               Publicity.  During the Consultation Period, Consultant consents to the use by the Company of his name and likeness in written materials or oral presentations to current or prospective customers, investors or others, provided that such materials or presentations accurately describe the nature of Consultant’s relationship with or contribution to the Company.  Neither the name of Consultant (subject to the foregoing sentence) nor any variation thereon may be used in any advertising, promotional or sales literature, or other publicity without the written approval of the party whose name is to be used, provided that the Company may accurately state the affiliations of Consultant without such approval.

12.                               Notices.  All notices under this Agreement shall be in writing delivered by a recognized national overnight courier, personal delivery or facsimile transmission and shall be deemed effective upon receipt.  The parties shall designate their address and facsimile numbers in written notices from time to time.

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13.                               Pronouns.  Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

14.                               Entire Agreement.  This Agreement, along with the Option Agreement and Separation Agreement, constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

15.                               Amendment.  This Agreement may be amended or modified only by a written instrument executed by both the Company and Consultant.

16.                               Governing Law and Consent to Jurisdiction.  This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts, without regard to any choice of law principle that would dictate the application of the law of another jurisdiction.  The parties to this Agreement hereby irrevocably consent and submit to the exclusive jurisdiction of any Commonwealth of Massachusetts or Federal court sitting in Boston in any action or proceeding of any type whatsoever arising out of or relating to this Agreement.

17.                               Successors and Assigns.  This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of Consultant are personal and shall not be assigned by him.

18.                               Miscellaneous.

18.1.                     No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

18.2.                     The captions of the articles and sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

18.3.                     In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

OVASCIENCE, INC.

By:
Name:
Title:

CONSULTANT

Scott Chappel
Address:

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EXHIBIT A

Consultant’s Existing Commercial Relationships

Consulting Relationships:

1.              Atlas Ventures

2.              Arteaus  Therapeutics

Sponsored Research:

Equity Interest:

Other than equity interests in below listed companies, Consultant does not own or control shares of voting stock of any pharmaceutical or biotechnology company that represent (a) in the case of a publicly traded pharmaceutical or biotechnology company, more than 1% of the outstanding voting securities of such company or (b) in the case of a privately held pharmaceutical or biotechnology company, more than 5% of the outstanding voting securities of such company:

[LIST EXCEPTIONS HERE]